Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DCT Industrial Trust Inc.:

We consent to the incorporation by reference in registration statement No. 333-137929 on Form S-8 of DCT Industrial Trust Inc. (formerly Dividend Capital Trust Inc.) of our reports dated March 14, 2007, with respect to the consolidated balance sheets of DCT Industrial Trust Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statements schedule, which reports appear in the December 31, 2006 annual report on Form 10-K of DCT Industrial Trust Inc.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

March 14, 2007